UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Templeton Global Income Fund
(Names of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SABA DOES NOT EVEN KNOW YOUR FUND’S NAME!

Dear Shareholder:

As you know by now, hedge fund activist Saba Capital Management, L.P. and its affiliates (“Saba”) are engaged in a proxy fight to take control of your Fund, the Templeton Global Income Fund (NYSE: GIM). But throughout its proxy statement, Saba refers to your Fund by the ticker symbol “EFF,” the ticker for Eaton Vance Floating-Rate Income Plus Fund – a completely different closed-end fund overseen by a different board and sponsored by a different manager.

That should come as no surprise when you consider that Saba has engaged in at least thirteen proxy fights against closed-end funds since the beginning of 2020, and is currently attacking five other closed-end funds right now.1 Saba is an assembly line activist that regularly targets closed-end funds and pressures them into a “liquidity event,” such as liquidating or open-ending, or in the case of your Fund, forcing recurring tender offers.  If the closed-end fund even survives, the remaining long-term shareholders are typically left with higher expenses, lower income and less liquidity.  Do not believe Saba when it says it is acting on behalf of long-term Fund shareholders – the only investors Saba protects are its own hedge funds.

Your Board, by contrast, has a legal duty to act in the best interests of ALL of the Fund’s shareholders, and has taken significant actions to protect your investment in the Fund, including:

•
Implementing a managed distribution plan starting with the April distribution to provide shareholders with an annual minimum distribution of 7.5% of net asset value (NAV), comprised of investment income, realized long-term capital gains, if any, and if necessary, return of capital;

•	Increasing the Fund’s use of leverage in an effort to increase the Fund’s distributable income, including through reverse repurchase agreements, fixed-income total return swaps, and borrowing; and
•
If the foregoing measures are insufficient to address the discount after a reasonable period, committing to conduct a tender offer for up to 20% of the Fund’s shares at 98% of NAV if the average market price discount to NAV from August 1, 2021 to October 31, 2021 is 8% or more.

I ask you to join me in protecting your investment in the Fund and supporting your Fund’s Board by voting FOR the Fund’s nominees on the enclosed WHITE proxy card.  Thank you for your continued loyalty and support.

Sincerely,
Rupert H. Johnson, Jr.
Chairman of the Board

1 The other closed-end funds currently under attack by Saba include:  Nuveen Global High Income Fund, Eaton Vance Floating-Rate Income Plus Fund, Eaton Vance New York Municipal Income Trust, Eaton Vance Floating-Rate Income Trust, and Eaton Vance Senior Floating-Rate Trust.